Exhibit 99.1

Contacts

Investors and Media

Peter Dworkin

650.554.2479

dworkipg@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS FISCAL 2007

THIRD QUARTER RESULTS

•	Q3 net revenues increased 8% to $529.9 million

•	Q3 fully diluted GAAP EPS of $0.39

•	Q3 non-GAAP EPS of $0.36, excluding specified items

•	Board of Directors Authorizes New Share Repurchase Program

FOSTER CITY, CA, April 26, 2007 – Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported net revenues of $529.9 million for the third quarter of fiscal 2007, an 8% increase over the prior year quarter of $490.7 million. Revenues for the third quarter of fiscal 2007 included a favorable impact of 2.6% related to the March 2006 acquisition of the Research Products Division of Ambion, Inc. The net effect of foreign currency on net revenues was a favorable impact of approximately 2% as compared to the prior year quarter. The year-over-year growth rate was negatively impacted by 1.4% due to licensing fees related to a settlement with Bio-Rad Laboratories, Inc. that were included in net revenues in the third quarter of fiscal 2006.

For the third quarter of fiscal 2007, the Group reported net income of $75.5 million, or $0.39 per share, compared to net income of $124.4 million, or $0.65 per share, for the prior year quarter. Results in both periods were affected by the specified items described in the reconciliation below. Earnings per share (EPS) on a non-GAAP basis, excluding these items, were $0.36, a 6% increase compared to $0.34 for the prior year quarter, which included the benefit of the licensing fees related to the settlement with Bio-Rad Laboratories. The net effect of foreign currency was a benefit of approximately $0.03 per share compared to the prior year quarter. All per share amounts refer to Applera Corporation-Applied Biosystems Group Common Stock.

“We are seeing good progress in the business,” said Tony L. White, Chief Executive Officer, Applera Corporation. “In the fiscal third quarter we continued to see growth across our three strategic product categories — with modest growth in DNA sequencing and double-digit increases in real-time PCR and mass spectrometry. We are particularly pleased with the strong revenue gains resulting from our focus on consumables. From a market and geographical perspective, while the academic research market remains challenging, we continue to see high growth in the applied markets of human identification and quality and safety testing and in the emerging territories.”

During the third quarters of both fiscal 2007 and 2006, the Group recorded items that affected the comparability of results. For the third quarter of fiscal 2007, the Group recorded pre-tax items attributable to amortization expense related to acquired intangibles that decreased income before taxes by approximately $2.8 million. In the third quarter of fiscal 2007, Applied Biosystems recorded a tax benefit of $8.0 million primarily resulting from a $6.1 million valuation allowance release. The valuation allowance release was due to management’s reassessment of the future realization of foreign tax credits. Alternative and actual tax filing positions accounted for the remaining tax benefits of $1.9 million.

During the third quarter of fiscal 2006, the Group recorded pre-tax items that decreased income before taxes by approximately $5.4 million. These items included: a net charge of $1.6 million related to the resolution of legal disputes; a pre-tax charge of $3.4 million to write off the value of acquired in-process R&D in connection with the acquisition of Ambion; a charge of $1.3 million attributed to amortization expense related to acquired intangibles; and a favorable pre-tax adjustment of $0.9 million for a previously recorded asset impairment. The third quarter of fiscal 2006 also included tax benefits of $63.3 million related to a completed IRS exam, a state valuation allowance reversal, and research and development credits.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended March 31, 2007			Three months ended March 31, 2006
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts
Operating income	$91.2	$(2.8)	$94.0	$81.8	$(5.4)	$87.2
Income before income taxes	96.7	(2.8)	99.5	86.7	(5.4)	92.1
Provision (benefit) for income taxes	21.2	(8.9)	30.1	(37.7)	(64.4)	26.7
Net income	75.5	6.1	69.4	124.4	59.0	65.4
Earnings per share allocations(1)	(0.1)	(0.1)		(0.6)	(0.6)
Adjusted net income for earnings per share	$75.4	$6.0	$69.4	$123.8	$58.4	$65.4
Total diluted earnings per share	$0.39	$0.03	$0.36	$0.65	$0.31	$0.34

(1)	Represents allocation of interperiod taxes and intercompany sales of assets to adjust net income for purposes of calculating earnings per share.

Quarterly Financial Highlights

•

Revenues by source and the change relative to the prior year quarter were: $215.6 million for Instruments, a 4% increase; $221.0 million for Consumables, a 16% increase; and $93.3 million for Other Sources, including service and support, royalties, licenses, and consulting, a 1% increase. Quarterly revenues include $18.5 million of Ambion-related revenues. This compares with $5.5 million of Ambion related revenues in the prior year quarter, reflecting the consolidation of Ambion results starting in March 2006. On a pro-forma basis, assuming the Ambion acquisition was effective January 1, 2006, Ambion revenues increased 19% in the third quarter of 2007 relative to the prior year quarter.

•

Revenues for major geographic regions and their change relative to the prior year quarter were: $227.4 million in the United States, a 4% increase; $182.8 million in Europe, a 16% increase including a favorable impact from foreign currency of approximately 7%; $57.9 million in Japan, a 6% decrease including an unfavorable impact from foreign currency of approximately 1%; and $39.7 million in Other Asia Pacific countries, a 13% increase including a favorable foreign currency impact of approximately 2%.

•

Gross margin in the third quarter of fiscal 2007 was 56.4%, versus 56.2% in the prior year quarter. The increase in gross margin was primarily attributable to a favorable impact of foreign currency and improved vendor pricing related to enzymes. The gross margin in the third quarter of 2006 was favorably affected by licensing fees related to the Bio-Rad Laboratories settlement.

•

Selling, general, and administrative (SG&A) expenditures in the third quarter of fiscal 2007 were $150.2 million, or 28.3% of revenues, compared to $140.6 million, or 28.7% of revenues, in the prior year quarter. The increase in SG&A was driven primarily by costs related to our acquisition of Ambion, higher employee-related costs, and certain strategic investments to support growth. This increase was partially offset by lower legal expenses.

•

Research, development, and engineering (R&D) expenditures in the third quarter of fiscal 2007 were $54.4 million, or 10.3% of revenues, compared to $48.0 million, or 9.8% of revenues, in the prior year quarter. The increase in R&D expenditures was primarily due to the acquisition of Ambion and the development of the Advanced Genetic Analysis platform.

•	The tax rate for the third quarter of fiscal 2007, excluding the specified items described above, was 30.3%.

•

Cash flow from operations was $107.1 million and capital expenditures were $16.5 million for the third quarter of fiscal 2007. Depreciation and amortization was $19.9 million. As of the end of the quarter, cash and short term investments were $448.5 million, up from $343.7 million as of December 31, 2006. This increase was largely the result of contributions from earnings. Accounts receivable were $406.8 million, representing 57 days sales outstanding, and inventory was $145.2 million, representing 3.2 months of inventory on hand.

Share Repurchase Authorization

In view of the Group’s strong cash flow performance during fiscal 2007 and its cash resources of $448.5 million as of March 31, 2007, the Board of Directors determined that the Group has sufficient financial resources to pursue internal and external investment opportunities as well as to repurchase shares. Accordingly, the Board has authorized the repurchase of up to 10% of the outstanding shares of Applera Corporation-Applied Biosystems Group common stock. This authorization supplements the Group’s existing authority to replenish shares issued under its employee stock benefit plans. The new authorization has no time restrictions and delegates to company management discretion to purchase shares at times and prices it deems appropriate through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise. It is anticipated that repurchases will be made from time to time depending on market and business conditions and will be funded using the Group’s U.S. cash reserves and cash generated from domestic operations, as well as funds to be borrowed under the Company’s revolving credit agreement or from other sources, if and when required.

During the third quarter of fiscal 2007, the Group repurchased approximately 0.2 million shares of Applera Corporation-Applied Biosystems group common stock at a cost of $8.7 million under the Board’s standing authorization to replenish shares of common stock issued under our employee stock benefit plans.

Recent Business Developments

•

In April, the Group announced plans to commercialize a first-of-its-kind mass spectrometry workstation designed to help pharmaceutical companies accelerate the drug compound screening process. The FlashQuant™ platform is a first-of-its-kind front-end MALDI ionization system designed to run with the 4000 triple quad and the 4000 Q Trap® system. The FlashQuant platform promises to greatly speed up compound screening in drug discovery for small molecule analysis.

•

In March, the Group announced the official opening of its Asia Pacific Application Support Center in Shanghai, China. The Center is expected to help drive China’s life sciences industry by providing a facility where researchers will have access to one of the region’s most comprehensive displays of life science tools under one roof. The facility features state-of-the-art instruments and applications that span the life science continuum, including pharmaceutical and biotech research, health care and clinical research, forensic analysis to aid criminal investigations, and environmental and food safety testing.

•

In February, the Group announced a new reagent kit, the BigDye® XTerminator™ Purification Kit, to address the often cumbersome purification or ‘clean-up’ step in DNA sequencing workflows. The new kit produces higher quality DNA sequence data faster and with significantly fewer steps than other purification methods.

•

In February, the Group announced the world’s first commercially available reagent kit for generating genetic profiles from aged, compromised, or damaged DNA samples. The new AmpFlSTR® MiniFiler™ PCR Amplification Kit is expected to enable an increase in the number of solved criminal cases, in addition to aiding in the investigation of missing persons.

Applied Biosystems Outlook

The Group believes that its fiscal year 2007 outlook and financial performance will be affected by, among other things: the introduction and adoption of new products; the level of commercial investments in life science R&D; the level of government funding for life science research; the outcome of pending litigation matters; competitive product introductions and pricing; and the continued integration of Ambion-related products.

Subject to the inherent uncertainty associated with these factors, Applied Biosystems has the following expectations for fiscal year 2007:

•

The Group expects high single digit to low double digit revenue growth for fiscal 2007 assuming current exchange rates. This outlook includes the full fiscal year impact from the March 2006 acquisition of Ambion.

•

The Group anticipates revenue growth in the DNA Sequencing, Real-Time PCR/Applied Genomics, Mass Spectrometry and Other Product Lines categories and a revenue decline in the Core PCR and DNA Synthesis category. Quarterly year-over-year revenue changes may be different from our annual expectations due to a variety of factors, including the timing of customer orders and disbursements of government funding.

•	The Group expects the effective annual tax rate used to calculate non-GAAP financial measures to be approximately 30%.

•

The Group expects non-GAAP EPS to increase at a rate equal to, or slightly above, the annual revenue growth rate. This includes the incremental impact of the Agencourt expenses, the incremental impact of stock based compensation, and the increase in the effective annual tax rate from 29% in fiscal 2006. The total impact of these three items on fiscal 2007 non-GAAP EPS is expected to be approximately $0.10.

•	The total pre-tax impact of FAS 123R (accounting for stock based compensation) in fiscal 2007 is expected to be approximately $14 million, with an EPS impact of approximately $0.05.

Other risks and uncertainties that may affect Applied Biosystems’ financial performance are detailed in the “Forward-Looking Statements” section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; and tax adjustments, including settlements and the impact of new tax legislation. In addition, for non-GAAP financial measures, we have also excluded the allocation of interperiod taxes and intercompany sales. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.4076 and enter passcode 49256898 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on April 26 until May 11, 2007. Interested parties should call 617.801.6888 and enter passcode 64007230.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of today’s conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. The Celera Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses, including its activities in the clinical diagnostics instrumentation market, include but are not limited to: (1) rapidly changing technology and evolving industry standards could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development and customer acceptance of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems has significant overseas operations, and fluctuations in the value of foreign currencies could affect Applied Biosystems’ financial and operating results; (4) Applied

Biosystems’ growth depends in part on its ability to acquire complementary technologies through acquisitions, investments, or other strategic relationships or alliances, which may not be successful, may absorb significant resources, may cause dilution, and may result in impairment or other charges; (5) Applied Biosystems may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (6) some of Applied Biosystems’ principal facilities are subject to the risk of earthquakes, which could interrupt operations; (7) Applied Biosystems’ products are based on complex, rapidly developing technologies, which has resulted in some ongoing legal actions against Applied Biosystems and which creates a constant risk of lawsuits, arbitrations, investigations, and other legal actions with private parties and governmental entities, particularly involving claims for infringement of patents and other intellectual property rights; (8) some of the intellectual property that is important to Applied Biosystems’ business is owned by other companies or institutions and licensed to Applied Biosystems, and legal actions against these companies or institutions could harm Applied Biosystems’ business; (9) Applied Biosystems may need to license intellectual property from third parties to avoid or settle legal actions brought against Applied Biosystems; (10) Applied Biosystems is dependent on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (11) new clinical diagnostic instruments to be developed by Applied Biosystems may not receive required regulatory clearances and/or may not be accepted and adopted by the market; (12) Applied Biosystems relies on a single supplier or a limited number of suppliers for some key products and key components of some of its products; and (13) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), AmpFlSTR, Applied Biosystems, Applera, Big Dye, and Celera are registered trademarks, and MiniFiler, StepOne and Xterminator are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006(1)	2007	2006(1)
Net revenues	$529.9	$490.7	$1,536.2	$1,388.1
Cost of sales	231.3	214.9	687.5	627.7

Gross margin	298.6	275.8	848.7	760.4
Selling, general and administrative	150.2	140.6	432.8	398.4
Research, development and engineering	54.4	48.0	150.4	134.0
Amortization of purchased intangible assets	2.8	1.3	8.4	1.9
Employee-related charges, asset impairments and other		(0.9)		0.3
Asset dispositions and legal settlements		1.6	1.3	27.5
Acquired research and development		3.4	114.3	3.4

Operating income	91.2	81.8	141.5	194.9
Gain on investments, net			0.2
Interest income, net	3.2	4.1	9.3	11.8
Other income (expense), net	2.3	0.8	4.5	3.7

Income before income taxes	96.7	86.7	155.5	210.4
Provision (benefit) for income taxes	21.2	(37.7)	63.9	12.0

Net income	$75.5	$124.4	$91.6	$198.4

Earnings per share analysis

Net income	$75.5	$124.4	$91.6	$198.4
Allocated intercompany sales of assets(2)	0.1		(0.2)	0.1
Allocated interperiod taxes(2)	(0.2)	(0.6)		(1.3)

Total net income allocated	75.4	123.8	91.4	197.2
Less dividends declared on common stock	15.7	7.9	31.3	24.0

Undistributed earnings	$59.7	$115.9	$60.1	$173.2

Allocation of basic earnings per share
Basic distributed earnings per share	$0.09	$0.04	$0.17	$0.13
Basic undistributed earnings per share	0.32	0.63	0.33	0.92

Total basic earnings per share	$0.41	$0.67	$0.50	$1.05

Allocation of diluted earnings per share
Diluted distributed earnings per share	$0.08	$0.04	$0.16	$0.13
Diluted undistributed earnings per share	0.31	0.61	0.32	0.89

Total diluted earnings per share	$0.39	$0.65	$0.48	$1.02

Weighted average number of common shares
Basic	183,757,000	183,512,000	183,115,000	188,320,000
Diluted	191,226,000	190,546,000	190,557,000	193,018,000

(1)	Certain prior period amounts have been reclassified for comparative purposes.

(2)	Represents allocation of intercompany sales of assets and interperiod taxes to adjust net income for purposes of calculating earnings per share.

APPLERA CORPORATION

APPLIED BIOSYSTEMS GROUP

Revenues By Product Categories

(Dollar amounts in millions)

(Unaudited)

	Three months ended March 31,
	2007	2006	Change
DNA Sequencing	$140.7	$136.5	3%
% of total revenues	27%	28%
Real-Time PCR/Applied Genomics(1)	183.3	162.2	13%
% of total revenues	34%	33%
Mass Spectrometry	127.3	113.9	12%
% of total revenues	24%	23%
Core PCR & DNA Synthesis	46.9	51.7	-9%
% of total revenues	9%	11%
Other Product Lines	31.7	26.4	20%
% of total revenues	6%	5%

Total	$529.9	$490.7	8%

	Nine months ended March 31,
	2007(2)	2006	Change
DNA Sequencing	$419.0	$402.1	4%
% of total revenues	27%	29%
Real-Time PCR/Applied Genomics(1)	512.0	430.7	19%
% of total revenues	33%	31%
Mass Spectrometry	379.2	330.6	15%
% of total revenues	25%	24%
Core PCR & DNA Synthesis	142.3	146.7	-3%
% of total revenues	9%	10%
Other Product Lines	83.7	78.0	7%
% of total revenues	6%	6%

Total	$1,536.2	$1,388.1	11%

(1)	Revenue related to the acquisition of the Research Division Products of Ambion, Inc. is included for Fiscal 2007 and beginning March 1, 2006 for Fiscal 2006.

(2)	Certain Fiscal 2007 amounts have been reclassified.

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$529.9	$9.8	$(0.7)	$539.0
Cost of sales	231.3	5.4	(0.6)	236.1

Gross margin	298.6	4.4	(0.1)	302.9
Selling, general and administrative	150.2	7.1		157.3
Research, development and engineering	54.4	13.0	(0.2)	67.2
Amortization of purchased intangible assets	2.8			2.8

Operating income (loss)	91.2	(15.7)	0.1	75.6
Interest income, net	3.2	7.4		10.6
Other income (expense), net	2.3	0.1		2.4

Income (loss) before income taxes	96.7	(8.2)	0.1	88.6
Provision (benefit) for income taxes	21.2	(3.7)	0.2	17.7

Net income (loss)	$75.5	$(4.5)	$(0.1)	$70.9

Net income (loss) per share
Basic	$0.41	$(0.06)
Diluted	$0.39	$(0.06)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$490.7	$8.9	$(1.8)	$497.8
Cost of sales	214.9	4.9	(0.8)	219.0

Gross margin	275.8	4.0	(1.0)	278.8
Selling, general and administrative	140.6	8.3		148.9
Research, development and engineering	48.0	20.4	(1.0)	67.4
Amortization of purchased intangible assets	1.3			1.3
Employee-related charges, asset impairments and other	(0.9)	20.9		20.0
Asset dispositions and legal settlements	1.6			1.6
Acquired research and development	3.4			3.4

Operating income (loss)	81.8	(45.6)		36.2
Gain on investments, net		3.1		3.1
Interest income, net	4.1	5.2		9.3
Other income (expense), net	0.8		0.1	0.9

Income (loss) before income taxes	86.7	(37.3)	0.1	49.5
Benefit for income taxes	37.7	14.0	(0.7)	51.0

Net income (loss)	$124.4	$(23.3)	$(0.6)	$100.5

Net income (loss) per share
Basic	$0.67	$(0.31)
Diluted	$0.65	$(0.31)

Certain fiscal 2006 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,536.2	$33.2	$(3.1)	$1,566.3
Cost of sales	687.5	13.6	(1.5)	699.6

Gross margin	848.7	19.6	(1.6)	866.7
Selling, general and administrative	432.8	21.7		454.5
Research, development and engineering	150.4	38.2	(1.3)	187.3
Amortization of purchased intangible assets	8.4			8.4
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	141.5	(43.9)	(0.3)	97.3
Gain on investments, net	0.2			0.2
Interest income, net	9.3	20.9		30.2
Other income (expense), net	4.5	0.3		4.8

Income (loss) before income taxes	155.5	(22.7)	(0.3)	132.5
Provision (benefit) for income taxes	63.9	(10.7)	(0.1)	53.1

Net income (loss)	$91.6	$(12.0)	$(0.2)	$79.4

Net income (loss) per share
Basic	$0.50	$(0.15)
Diluted	$0.48	$(0.15)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,388.1	$28.4	$(6.8)	$1,409.7
Cost of sales	627.7	14.5	(4.4)	637.8

Gross margin	760.4	13.9	(2.4)	771.9
Selling, general and administrative	398.4	27.0		425.4
Research, development and engineering	134.0	78.6	(2.5)	210.1
Amortization of purchased intangible assets	1.9	1.1		3.0
Employee-related charges, asset impairments and other	0.3	20.9		21.2
Asset dispositions and legal settlements	27.5	0.7		28.2
Acquired research and development	3.4			3.4

Operating income (loss)	194.9	(114.4)	0.1	80.6
Gain on investments, net		7.6		7.6
Interest income, net	11.8	16.4		28.2
Other income (expense), net	3.7	(0.2)	0.1	3.6

Income (loss) before income taxes	210.4	(90.6)	0.2	120.0
Provision (benefit) for income taxes	12.0	(33.2)	1.4	(19.8)

Net income (loss)	$198.4	$(57.4)	$(1.2)	$139.8

Net income (loss) per share
Basic	$1.05	$(0.77)
Diluted	$1.02	$(0.77)

Certain fiscal 2006 amounts have been reclassified for comparative purposes.